Exhibit 10.4

LABOR CONTRACT

Party A: Wombat Australia Holdings Pty Ltd., Taiwan Branch (hereinafter referred to as Party A)

Party B: Yang Hsiao-Wen (hereinafter referred to as Party B)

Agreement Term:

Party A employs Party B as General Manager starting from July 1, 2023, and the contract will be governed by the Labor Standards Act and related regulations (indefinite contract). Party B is entitled to performance-based bonuses for exceptional achievements, which will be granted at the discretion of Party A.

Job Description:

Party B will be under the supervision and guidance of Party A, engaging in the following tasks: company business and management work.

Working Hours:

1. Party B's normal working hours are as follows, not exceeding eight hours per day and forty hours per week:

-	Two days off: Monday to Friday, 9:00 AM to 6:00 PM.

2. If Party A requires extended working hours or work on holidays, the following applies:

-	For overtime up to 2 hours, wages will be paid at one-third above the normal hourly rate.

-	For overtime exceeding 2 hours, wages will be paid at two-thirds above the normal hourly rate.

-	Work on holidays will be paid at double the normal hourly rate.

3. If due to natural disasters, accidents, or emergencies, work must be extended or holidays must be canceled, wages will be paid at double the normal rate. Appropriate rest or compensatory leave will be provided afterward.

Holidays and Leave:

In accordance with the Labor Standards Act and related regulations.

Salary:

1. Salary will be paid monthly. Party A will pay Party B a salary of NT$31,923 per month.

2. The payment date of Party B's salary will be as follows, subject to Party B's consent. If it coincides with holidays or leave, it will be adjusted accordingly:

-	Paid once a month: On the 5th of each month (salary for the previous, current, or next month).

Leave:

Party B's leave will be processed in accordance with the Labor Standards Act, Gender Equality in Employment Act, and labor leave regulations.

Termination:

If Party A terminates the contract or dismisses Party B, Party A will handle it in accordance with the Labor Standards Act or the Labor Pension Act.

Retirement:

1. If Party B qualifies for retirement under Article 53 of the Labor Standards Act, Party A will process the retirement according to the Labor Standards Act and related regulations.

2. If Party A forces Party B to retire under Article 54 of the Labor Standards Act, Party A will process it according to the Labor Standards Act and related regulations.

Other Rights and Obligations:

The rights and obligations during the employment period are governed by this contract. For any matters not specified in this contract, they will be handled in accordance with the Labor Standards Act and Party A's internal regulations.

Dispute Resolution:

In the event of legal disputes arising from this contract, both parties agree that the Taipei District Court in Taiwan shall be the court of first instance.

Contract Copies:

This contract is made in two copies, with each party holding one copy.

Contracting Parties:

Party A: Wombat Australia Holdings Pty Ltd., Taiwan Branch

Legal Representative: CHEN-TING LIN

Party B: Yang Hsiao-Wen

Identification Number: ***

Date: July 1, 2023

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